Exhibit 10.2.2

9/18/2013
Nuwa Group LLC
1415 Oakland Blvd Ste 219
Walnut Creek, CA 94596

This is document will serve as the understanding to the contract between the parties Nuwa Group LLC and American Brewing Company (“ABC”).  Nuwa Group and ABC have agreed to remove the non-dilutive “warrant” language under the Equity Interest section from our funding agreement dated 5/13/2013.

Sincerely,

/s/ Kevin Fickle
Kevin Fickle
President, Nuwa Group LLC